FORM 4

          OMB APPROVAL

OMB Number     3235-0287
Expires:     September 30, 1998
Estimated average burden
hours per response ....0.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Check this box if no longer subject to
Section 16. Form 4 or Form 5 obligations may
continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Response)

1. Name and Address of Reporting Person*	2. Issuer Name and Ticker or Trading Symbol	6. Relationship of Reporting Person(s)

Guinn Donald E.	The Dial Corporation (DL)	to Issuer (Check all applicable)

X Director ____ 10% Owner

(Last) (First) (Middle)		_____ Officer (give title below)
15501 North Dial Boulevard Suite 2212	3. IRS or Social Security Number of Reporting Person (Voluntary) ###-##-####	_____ Other (specify below)

(Street)
	4. Statement for Month/Year	7. Individual or Joint/Group Filing
Scottsdale AZ 85260	8/2002	(Check applicable line)
X Form Filed by One Reporting Person

(City) (State) (Zip)		____ Form Filed by More than One Reporting Person
United States	5. If Amendment, Date of Original (Month/Year)

TABLE I — NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

				4. Securities Acquired (A)
		3. Transaction Code		or Disposed of (D)
	2. Transaction Date	(Instr. 8)		(Instr. 3, 4 and 5)

					(A)
					or
1. Title of Security (Instr. 3)	(Month/Day/Year)	Code	V	Amount	(D)	Price

The Dial Corporation Common Stock	8/20/2002	S		5,223.00	D	21.00

The Dial Corporation Common Stock	8/20/2002	S		5,500.00	D	21.00

[Additional columns below]

[Continued from above table]

5. Amount of	6. Ownership Form:
Securities Beneficially	Direct (D) or	7. Nature of Indirect
Owned at End of Month	Indirect (I)	Beneficial Ownership
(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)

	I	By Family Trust

16,381.00	I	By Family Trust

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

(Over)
SEC 1474 (7-96)

FORM 4 (CONTINUED)

TABLE II — DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

					5. Number of
					Derivative
					Securities
					Acquired (A) or
			4. Transaction		Disposed of (D)
			Code		(Instr. 3, 4
	2. Conversion or		(Instr. 8)		and 5)
1. Title of Derivative	Exercise Price of	3. Transaction Date
Security (Instr. 3)	Derivative Security	(Month/Day/Year)	Code	V	(A)	(D)

Options — Right To Buy	14.4250

Options — Right To Buy	14.4250

Options — Right To Buy	13.5000

Options — Right To Buy	13.9000

Options — Right To Buy	12.3500

Options — Right To Buy	14.4250

Options — Right To Buy	14.0500

Options — Right To Buy	14.4100

Options — Right To Buy	16.4150

Options — Right To Buy	17.0950

[Additional columns below]

[Continued from above table]

6. Date Exercisable		7. Title and Amount
and Expiration		Underlying
Date (Month/Day/		Securities
Year)		(Instr. 3 and 4)
8. Price of
			Amount or	Derivative
Date	Expiration		Number of	Security
Exercisable	Date	Title	Shares	(Instr. 5)

(1)	06/07/2011	The Dial Corporation Common Stock

(2)	06/07/2011	The Dial Corporation Common Stock

(3)	01/26/2011	The Dial Corporation Common Stock

(4)	03/07/2011	The Dial Corporation Common Stock

(4)	04/23/2011	The Dial Corporation Common Stock

(3)	06/07/2011	The Dial Corporation Common Stock

(4)	07/09/2011	The Dial Corporation Common Stock

(4)	07/23/2011	The Dial Corporation Common Stock

(3)	08/01/2011	The Dial Corporation Common Stock

(4)	08/24/2011	The Dial Corporation Common Stock

9. Number of	10. Ownership
Derivative	Form of
Securities	Derivative	11. Nature of
Beneficially	Security:	Indirect
Owned at End	Direct (D)	Beneficial
of Month	or Indirect (I)	Ownership
(Instr. 4)	(Instr. 4)	(Instr. 4)

6,200.00	D

6,200.00	D

2,400.00	D

800.00	D

200.00	D

2,300.00	D

500.00	D

200.00	D

1,800.00	D

300.00	D

Explanation of Responses:

1. Annual stock option award granted pursuant to the 1995 Stock Incentive Plan. 50% of the options are exercisable one year after grant and 100% exercisable two years after grant.
2. Refresher stock option award granted after each successive five years of service pursuant to the 1996 Stock Incentive Plan. 50% of the options are exercisable one year after grant and 100% exercisable two years after grant.
3. Granted in lieu of payment of Board of Directors annual retainers and meeting fees. Options are 100% vested on the date of grant.
4. Meeting fees, retainer fees and dividends paid in phantom stock units accrued under the Corporation’s Directors Deferred Compensation Plan.

/s/ Donald E. Guinn	8/26/02
**Signature of Reporting Person	Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1474 (7-96)

FORM 4

          OMB APPROVAL

OMB Number     3235-0287
Expires:     September 30, 1998
Estimated average burden
hours per response ....0.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*	2. Issuer Name and Ticker or Trading Symbol	6. Relationship of Reporting Person(s)

Guinn Donald E.	The Dial Corporation (DL)	to Issuer (Check all applicable)

X Director ____ 10% Owner

(Last) (First) (Middle)		_____ Officer (give title below)
15501 North Dial Boulevard Suite 2212	3. IRS or Social Security Number of Reporting Person (Voluntary) ###-##-####	_____ Other (specify below)

(Street)
	4. Statement for Month/Year	7. Individual or Joint/Group Filing
Scottsdale, AZ 85260	8/2002	(Check applicable line)
X Form Filed by One Reporting Person

(City) (State) (Zip)		____ Form Filed by More than One Reporting Person
United States	5. If Amendment, Date of Original (Month/Year)

TABLE I — NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

4. Securities Acquired (A)
		3. Transaction Code		or Disposed of (D)
	2. Transaction Date	(Instr. 8)		(Instr. 3, 4 and 5)

(A)
or
1. Title of Security (Instr. 3)	(Month/Day/Year)	Code	V	Amount	(D)	Price

[Additional columns below]

[Continued from above table]

5. Amount of	6. Ownership Form
Securities Beneficially	Direct (D) or	7. Nature of Indirect
Owned at End of Month	Indirect (I)	Beneficial Ownership
(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

(Over)
SEC 1474 (7-96)

FORM 4 (CONTINUED)

TABLE II — DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

					5. Number of
					Derivative
					Securities
					Acquired (A) or
			4. Transaction		Disposed of (D)
			Code		(Instr. 3, 4
	2. Conversion or		(Instr. 8)		and 5)
1. Title of Derivative	Exercise Price of	3. Transaction Date
Security (Instr. 3)	Derivative Security	(Month/Day/Year)	Code	V	(A)	(D)

Options — Right To Buy	16.8700

Options — Right To Buy	17.7500

Options — Right To Buy	12.8750

Options — Right To Buy	12.8438

Options — Right To Buy	11.4063

Options — Right To Buy	10.6563

Options — Right To Buy	10.2500

Options — Right To Buy	10.8125

Options — Right To Buy	9.2286

Options — Right To Buy	11.1531

[Additional columns below]

[Continued from above table]

6. Date Exercisable		7. Title and Amount
and Expiration		Underlying
Date (Month/Day/		Securities
Year)		(Instr. 3 and 4)
8. Price of
			Amount or	Derivative
Date	Expiration		Number of	Security
Exercisable	Date	Title	Shares	(Instr. 5)

(4)	08/28/2011	The Dial Corporation Common Stock

(3)	10/12/2011	The Dial Corporation Common Stock

(3)	08/04/2010	The Dial Corporation Common Stock

(3)	08/07/2010	The Dial Corporation Common Stock

(3)	08/10/2010	The Dial Corporation Common Stock

(3)	08/22/2010	The Dial Corporation Common Stock

(3)	09/01/2010	The Dial Corporation Common Stock

(3)	10/13/2010	The Dial Corporation Common Stock

(1)	08/18/2003	The Dial Corporation Common Stock

(1)	06/17/2004	The Dial Corporation Common Stock

9. Number of	10. Ownership
Derivative	Form of
Securities	Derivative	11. Nature of
Beneficially	Security:	Indirect
Owned at End	Direct (D)	Beneficial
of Month	or Indirect (I)	Ownership
(Instr. 4)	(Instr. 4)	(Instr. 4)

200.00	D

1,900.00	D

2,900.00	D

300.00	D

400.00	D

400.00	D

700.00	D

3,100.00	D

11,961.00	D

9,899.00	D

Explanation of Responses:

/s/ Donald E. Guinn	8/26/02
** Signature of Reporting Person	Date

      ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1474 (7-96)

FORM 4

          OMB APPROVAL

OMB Number     3235-0287
Expires:     September 30, 1998
Estimated average burden
hours per response ....0.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Check this box if no longer subject to
Section 16. Form 4 or Form 5 obligations may
continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*	2. Issuer Name and Ticker or Trading Symbol	6. Relationship of Reporting Person(s)

Guinn Donald E.	The Dial Corporation (DL)	to Issuer (Check all applicable)

X Director ____ 10% Owner

(Last) (First) (Middle)		_____ Officer (give title below)
15501 North Dial Boulevard Suite 2212	3. IRS or Social Security Number of Reporting Person (Voluntary) ###-##-####	_____ Other (specify below)

(Street)
	4. Statement for Month/Year	7. Individual or Joint/Group Filing
Scottsdale, AZ 85260	8/2002	(Check applicable line)
X Form Filed by One Reporting Person

(City) (State) (Zip)		____ Form Filed by More than One Reporting Person
United States	5. If Amendment, Date of Original (Month/Year)

TABLE I — NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

4. Securities Acquired (A)
		3. Transaction Code		or Disposed of (D)
	2. Transaction Date	(Instr. 8)		(Instr. 3, 4 and 5)

(A)
or
1. Title of Security (Instr. 3)	(Month/Day/Year)	Code	V	Amount	(D)	Price

[Additional columns below]

[Continued from above table]

5. Amount of	6. Ownership Form
Securities Beneficially	Direct (D) or	7. Nature of Indirect
Owned at End of Month	Indirect (I)	Beneficial Ownership
(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

(Over)
SEC 1474 (7-96)

FORM 4 (CONTINUED)

TABLE II — DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

					5. Number of
					Derivative
					Securities
					Acquired (A) or
			4. Transaction		Disposed of (D)
			Code		(Instr. 3, 4
	2. Conversion or		(Instr. 8)		and 5)
1. Title of Derivative	Exercise Price of	3. Transaction Date
Security (Instr. 3)	Derivative Security	(Month/Day/Year)	Code	V	(A)	(D)

Options — Right To Buy	11.9108

Options — Right To Buy	13.3750

Options — Right To Buy	16.5313

Options — Right To Buy	23.1563

Options — Right To Buy	27.0000

Options — Right To Buy	10.8438

Options — Right To Buy	22.9688

Options — Right To Buy	22.1875

Options — Right To Buy	14.7813

Options — Right To Buy	14.1563

[Additional columns below]

[Continued from above table]

6. Date Exercisable		7. Title and Amount
and Expiration		of Underlying
Date (Month/Day/		Securities
Year)		(Instr. 3 and 4)
8. Price of
			Amount or	Derivative
Date	Expiration		Number of	Security
Exercisable	Date	Title	Shares	(Instr. 5)

(1)	08/16/2005	The Dial Corporation Common Stock

(1)	08/15/2006	The Dial Corporation Common Stock

(1)	08/08/2007	The Dial Corporation Common Stock

(1)	08/20/2008	The Dial Corporation Common Stock

(1)	08/19/2009	The Dial Corporation Common Stock

(1)	08/17/2010	The Dial Corporation Common Stock

(3)	01/06/2010	The Dial Corporation Common Stock

(3)	01/20/2010	The Dial Corporation Common Stock

(3)	02/28/2010	The Dial Corporation Common Stock

(3)	05/31/2010	The Dial Corporation Common Stock

9. Number of	10. Ownership
Derivative	Form of
Securities	Derivative	11. Nature of
Beneficially	Security:	Indirect
Owned at End	Direct (D)	Beneficial
of Month	or Indirect (I)	Ownership
(Instr. 4)	(Instr. 4)	(Instr. 4)

11,961.00	D

13,400.00	D

5,500.00	D

3,900.00	D

3,300.00	D

8,300.00	D

100.00	D

1,400.00	D

700.00	D

2,300.00	D

Explanation of Responses:

/s/ Donald E. Guinn	8/26/02
**Signature of Reporting Person	Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
If space is insufficient, see Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1474 (7-96)

FORM 4

          OMB APPROVAL

OMB Number     3235-0287
Expires:     September 30, 1998
Estimated average burden
hours per response ....0.5

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Check this box if no longer subject to
Section 16. Form 4 or Form 5 obligations may
continue. See Instruction 1(b).

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

1. Name and Address of Reporting Person*	2. Issuer Name and Ticker or Trading Symbol	6. Relationship of Reporting Person(s)

Guinn Donald E.	The Dial Corporation (DL)	to Issuer (Check all applicable)

X Director ____ 10% Owner

(Last) (First) (Middle)		_____ Officer (give title below)
15001 North Dial Boulevard Suite 2212	3. IRS or Social Security Number of Reporting Person (Voluntary) ###-##-####	_____ Other (specify below)

(Street)
	4. Statement for Month/Year	7. Individual or Joint/Group Filing
Scottsdale, AZ 85260	8/2002	(Check applicable line)
X Form Filed by One Reporting Person

(City) (State) (Zip)		____ Form Filed by More than One Reporting Person
United States	5. If Amendment, Date of Original (Month/Year)

Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

4. Securities Acquired (A)
		3. Transaction Code		or Disposed of (D)
	2. Transaction Date	(Instr. 8)		(Instr. 3, 4, and 5)

(A)
or
1. Title of Security (Instr. 3)	(Month/Day/Year)	Code	V	Amount	(D)	Price

[Additional columns below]

[Continued from above table]

5. Amount of	6. Ownership Form
Securities Beneficially	Direct (D) or	7. Nature of Indirect
Owned at End of Month	Indirect (I)	Beneficial Ownership
(Instr. 3 and 4)	(Instr. 4)	(Instr. 4)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).

(Over)
SEC 1474 (7-96)

FORM 4 (CONTINUED)

TABLE II — DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
(E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

5. Number of
Derivative
Securities
Acquired (A) or
			4. Transaction		Disposed of (D)
			Code		(Instr. 3, 4
	2. Conversion or		(Instr. 8)		and 5)
1. Title of Derivative	Exercise Price of	3. Transaction Date
Security (Instr. 3)	Derivative Security	(Month/Day/Year)	Code	V	(A)	(D)

Options — Right to Buy	19,7800

Phantom Stock Units	1-for-1

[Additional columns below]

[Continued from above table]

6. Date Exercisable		7. Title and Amount
and Expiration		Underlying
Date (Month/Day/		Securities
Year)		(Instr. 3 and 4)
8. Price of
			Amount or	Derivative
Date	Expiration		Number of	Security
Exercisable	Date	Title	Shares	(Instr. 5)

(1)	6/6/2012	The Dial Corporation Common Stock

(4)		The Dial Corporation Common Stock

9. Number of	10. Ownership
Derivative	Form of
Securities	Derivative	11. Nature of
Beneficially	Security:	Indirect
Owned at End	Direct (D)	Beneficial
of Month	or Indirect (I)	Ownership
(Instr. 4)	(Instr. 4)	(Instr. 4)

4,600.00	D

7,531.49	D

Explanation of Responses:

/s/ Donald E. Guinn	8/26/02
** Signature of Reporting Person	Date

      ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

      Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

SEC 1474 (7-96)